Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Year-to-Date Revenue through the Third Quarter for Commonwealth

Biotechnologies Inc Exceeds 2004 Annual Revenue

Third Quarter Net Income $254,142, on $2.3 Million in Revenue

Year-to-date Net Income $106,356, on $5.9 Million in Revenue

Third Quarter Earnings Per Share $0.08; Fully Diluted $0.08

Year To Date Earnings Per Share $0.03: Fully Diluted $0.03

Year-to-Date EBITDA $1.03 million

RICHMOND, VA (October 27, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, today released its financial results for the three and nine months ended September 30, 2005. The Company’s 10-QSB is expected to be released on or about November 15, 2005.

Revenues for the first nine months increased to a record level of $5.9 million from $4.2 million for the same period in 2004, an increase of 40.7%. CBI’s revenues for the year so far exceed revenues for all of 2004 by $194 thousand. Since the Company’s first quarter loss of $305,652, the Company has increased its earnings by $412,008, thus resulting in net income of $106,356 for the nine months ended September 30, 2005. Basic and diluted earnings per share for the nine months ended is $ 0.03. For the third quarter of 2005, basic and diluted earnings per share is $ 0.08.

The third quarter of 2005 was the strongest revenue quarter in the Company’s history. Revenues for the third quarter were about $2.3 million, compared to approximately $1.4 million for the third quarter of 2004. Net income for the third quarter was $254,142, versus $104,434 for the same period in 2004. This is the second consecutive quarter in which revenues exceeded $2 million. Through September 2005, cash available to the Company was about $2.8 million, compared to $2.6 million in the same period of 2004. Overall operating expenses of the Company continue to be paid exclusively from cash generated from revenues. Accounts receivable at the end of the third quarter of 2005 were approximately $1.48 million. As a percentage of revenue, the cost of services for the 2005 quarter remained essentially constant compared to the previous year’s results, whereas for the nine months ended 2005, the Company reported a decrease of 17%. SG&A costs, as a percentage of revenue, for the three and nine months have decreased slightly.

The Company has been EBITDA (earnings before interest, taxes, depreciation, and amortization expenses) positive for the past three years. Through the third quarter of 2005, interest, amortization and depreciation costs were $924,596. Thus, on net income of $106,356, total EBITDA for the Company through the third quarter of 2005 amounts to $1,030,952, versus $824,645 for the same period in 2004.

The Company is actively engaged in on-going contract work and has submitted numerous long-term contract proposals to prospective government and private sector clients. New work contracted in the third quarter totals about $1.5 million, and includes new contracts for preparation of antibodies and antigens to be used in clinical trial programs, for implementation, validation, and execution of novel assays to measure enzyme levels in clinical trial samples, and development, implementation and validation of novel immunoassays directed against particular bio-agent toxins. Work on the new contracts has already begun and will continue throughout 2006.

CBI continues to focus on increasing the contribution to revenue from the private sector and expects revenues from human clinical trial support services, from the government sector, and from the paternity, forensic, and CODIS business lines to remain strong and continue to increase.

“CBI has completely reversed the net loss experienced earlier in the year, and is steadily improving its overall financial position,” said Robert B. Harris, President and CEO. “Our balance sheet is strong, and we are adding cash from operations. We have incurred no additional debt and are controlling expenses throughout the Company. In fact, expenses due to SG&A and overhead, as a percentage of revenue, have actually decreased over the last two quarters. A branding survey done recently shows that CBI enjoys an excellent reputation with its customers and that we are valued for our ability to bring novel and imaginative solutions to problems in life-sciences research. It is our reputation, more than any other single factor, which is directly responsible for our increasing revenues and market share.”

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate their contracts prior to their completion; and

•	CBI will continue to see positive trends in financial performance

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.